Exhibit 99.1

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM, and I’d like to welcome you to our second quarter earnings presentation.  I’m here today with Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer.

Our prepared remarks will be available within a couple of hours, and a replay of the webcast will be posted by this time tomorrow.

I’ll also remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

So, with that, I’ll turn the call over to Jim.

Overview

Thanks Patricia, and thanks to all of you for joining us.

In the second quarter, we delivered $20 billion of revenue, $3.4 billion of operating pre-tax income, and $3.08 of operating earnings per share. Overall it was a good quarter.  We grew revenue, operating gross profit, pre-tax income and earnings per share, with strong pre-tax margin performance.  Our revenue was up four percent as reported, with growth in all four of our major segments, and our constant currency revenue growth was two percent.  This is our best constant currency growth in seven years.  And our pre-tax income was up 11 percent, reflecting good operating leverage on that revenue growth.

Looking at our performance at constant currency, the revenue trajectory improved in both services segments, and both returned to modest growth.  This is important to our overall revenue growth profile, as services represents about 60 percent of our revenue on an annual basis.  In Cognitive, we had good performance in analytics, and in our industry-verticals driven by financial services and IoT.  Growth was mitigated by the same three areas I told you about on our last call, as we continue to focus on repositioning these offerings.  And we had strong performance and gained share in our Systems business, which was up over 20 percent with growth across all three hardware platforms.

Across our segments, we had continued momentum in our strategic imperatives revenue. Over the last twelve months, our strategic imperatives revenue has grown to $39 billion, which represents 48 percent of IBM’s revenue.  And within that, cloud is now eighteen-and-a half billion dollars.

Our strategic imperatives revenue in the quarter was up 15 percent, and accelerated to 13 percent at constant currency.  Revenue performance this quarter was led by security and cloud.  Security was up about 80 percent this quarter, driven by strong demand for the pervasive encryption of IBM Z, and growth in our integrated software and services business.  Cloud revenue was up 20 percent, or 18 percent at constant currency, driven by our as-a-Service offerings.  We’re exiting the second quarter with an as-a-Service annual run rate of over $11 billion, which is up about 25 percent.  This reflects our success in helping enterprise clients with their journey to the cloud and we’re becoming the destination for mission-critical workloads in hybrid environments.

We’re capturing this high-value growth with our unique differentiation of innovative technology combined with deep industry expertise, underpinned with trust and security all through our integrated model.  You saw that this quarter in a long-term partnership with the Australian government valued at about $740 million to automate and digitize government services, leveraging IBM’s systems, software and cloud-based solutions.  We expanded our work at Credit Mutuel who is using the IBM Cloud, security, IBM Z and Watson to drive its next wave of transformation across its business lines.  We delivered the world’s most powerful supercomputer to the US Department of Energy.  We had competitive cloud wins at leading companies like Exxon Mobil, Amtrak, and Telefonica de Espana.  We signed a deal with Anthem where we’ll help them drive their digital transformation, to deliver an enhanced digital experience for millions of health plan consumers.  And in total, we signed 13 services deals over $100 million this quarter.

These are just a few of the new client engagements that will play out over the coming quarters and years, and putting this together with our first half performance, we continue to expect to deliver at least $13.80 of operating earnings per share for the year.

Operating Earnings per Share Drivers

Before getting into the detailed financial metrics, I want to provide a perspective on the drivers of our operating earnings per share growth for the quarter.  What it shows is we delivered five percent growth, despite a significant tax headwind.  So, let me break it down.

Our four percent revenue growth contributed ten cents of earnings per share growth, at constant margin.  We realized good pre-tax operating leverage on that revenue growth, with 11 percent growth in pre-tax income, and we expanded our pre-tax margin by 110 basis points.  About two-thirds of that pre-tax income growth came from gross profit dollars which were up two percent, driven by profit growth in Global Business Services and Systems.  Gross margin was down 60 basis points year to year, about half was due to mix, and half from the continued investments we’ve been making to build out our IBM Cloud.  Productivity was fairly neutral to the year-to-year gross margin dynamics in the quarter and as we discussed last quarter, the benefit from actions we took earlier in the year will ramp up in the second half.  The remaining third of the pre-tax income growth came from efficiencies we’ve been driving in our expense structure.  And then, as I said tax was a significant headwind, driven primarily by a discrete tax benefit last year.  Finally, a lower share count contributed to growth. Putting it all together, we delivered the five percent growth, with good contribution from revenue, pre-tax margin expansion, and to a lesser extent, share repurchases.

Key Financial Metrics

Looking at our key financial metrics, as I said, revenue is up four percent.  Currency contributed two points, which is about half the contribution based on the spot rates at the time of our first quarter earnings call.  And, I’ll remind you the significant volatility in currencies has implications across the income statement, not just revenue.  Constant currency revenue was up two percent, which is essentially all organic.  I’ll talk to revenue on a constant currency basis going forward.

Our revenue growth was broad based across geographies and sectors. We had growth in more than 60 countries, representing over 80 percent of IBM’s revenue.  E/ME/A growth accelerated to four percent, led by Germany, the U.K., France and Spain, with pervasive growth across business areas.

Looking at our operating pre-tax income growth of 11 percent, I said that about one-third of that was from operating expense, which was better by two percent.  This includes a two-point impact from currency, which is significantly less than the first quarter impact due to the dollar strengthening.  And so, our “base” expense was better by four percent.  As we continue to invest to build our innovation pipeline in areas like AI, and security and blockchain, we’re also realizing acquisition synergies and driving operational efficiencies, by streamlining our management system, scaling agile and implementing new ways of working.  I talked about some of these in our webcast back in March, and we’re seeing the benefit not only in improved speed and responsiveness, but also in a more efficient structure.  Within expense, we also absorbed a lower level of IP income which was down $115 million year to year in the quarter, and about $240 million in the first half.

Our operating tax rate of 16 percent was up nearly 7 points, with just over a point from the underlying rate, and the balance from last year’s discrete tax benefits of $170 million.

Looking at the cash metrics, we generated $1.9 billion of free cash flow in the quarter, and $3.2 billion in the first half, which is down $400 million year to year.  Our solid working capital performance was more than offset by a cash tax headwind and growth in capital investment, consistent with what we discussed earlier in the year.  Remember there’s a lot of seasonality in our cash generation, and over the last twelve months we’ve generated $12.6 billion, that’s 111 percent of GAAP net income.

Cognitive Solutions Segment

Now turning to our segments, Cognitive Solutions had $4.6 billion of revenue, which was down one percent at constant currency.  We had continued growth in our as-a-Service revenue, exiting the quarter with an annualized run rate of two billion dollars.

Within Solutions Software, we’re scaling new platforms and solutions, with growth in several key areas.  I’ll name a few.

Growth in our underlying analytics platform was led by the DB2 portfolio, our data science offerings, and our new IBM Cloud Private for Data offering, which makes data ready for AI across all clouds.

In our Watson platform, the AI platform for business, growth reflects strong demand for our new virtual assistant offering with triple-digit growth in our conversation service usage.  Clients using Watson Assistant include Bradesco, Orange Bank, Autodesk, Royal Bank of Scotland, Vodafone and LivePerson, to name a few.

Watson is both a platform on its own and a driver of growth and differentiation in several of our industry verticals.  Our industry verticals continue to scale, led by IoT and Watson for Financial Services.  IoT growth was driven by Maximo, which is the number one asset management solution, and Tririga, the number one facilities management solution.  Financial Services reflects strong performance in our Risk and Regulatory business and Financial Crimes portfolio, leveraging our Promontory skills and AI technologies.  In Watson Health, we had good performance in areas like Payer and Life Sciences.

And in emerging areas like blockchain, we’ve now seeded the market with over 60 active blockchain networks.  This quarter we launched We.trade with nine large banks, including Deutsche Bank, HSBC, KBC and Natixis.  This is the first live blockchain-based, bank-to-bank trading platform.

Growth in these areas is offset by a transition in some areas I talked about in April, specifically talent, collaboration and commerce, which today are a combination of on-prem and SaaS offerings.  We are modernizing our offerings and making investments to address the secular shifts in the market.  Keep in mind the time to value of these investments is longer in SaaS.

Our Transaction Processing Software was down two percent, driven by declines in storage software.  Within TPS, we had growth in IBM Z middleware and Power middleware.

Looking at profit this quarter, we grew pre-tax income nine percent and expanded pre-tax margin by over two points year to year, driven by operational efficiencies and acquisition synergies, while continuing to invest at high levels in key strategic areas such as AI, Security and blockchain.

Global Business Services Segment

Before getting into Global Business Services, let me give you a perspective on our total services business, across the two segments.  We continue to make good progress.  Our services signings grew, the year-to-year services backlog trajectory improved from last quarter, services revenue returned to growth, and we had a modest improvement in the year-to-year services gross margin trajectory.

Our signings were up six percent, and within that, we had 13 deals over $100 million.  So, we’re clearly winning in a competitive environment.  We’re addressing the fundamental shifts in the industry, like helping clients implement hybrid cloud, and managed security services.  This is driving a shift in our backlog content, with nearly 30 percent of our outsourcing backlog now in Cloud.  And then looking at the services gross margin, it was down just 25 basis points year to year.  I’ll remind you again that we have most of the benefits from the first quarter productivity actions still ahead of us.

So now let’s get into the two segments.

Global Business Services returned to modest revenue growth, increased gross profit dollars, and expanded gross margin.  We’re realizing the improved revenue trajectory from the run-out of our opening backlog for the year.  Our Strategic Imperatives revenue grew six percent with strong performance in the as-a-Service offerings, which were up 25 percent.

We have talked about how we have realigned our practice model around three growth platforms, Digital Transformation, Cloud Application and Cognitive Processes.  While all are progressing, we have particular strength in Digital, which again grew strong double digits.  This was driven by Digital Business Strategy and by our mobile offerings.

Across these platforms, Consulting revenue growth accelerated to four percent year to year, led by our offerings in Digital and Cloud.  Our GBS Consulting practice brings business expertise together with technology expertise to unlock value for our clients.  For example, this quarter, IBM Digital and Mediaocean launched a blockchain consortium comprised of leading advertisers and publishers, including Kellogg, Unilever, Kimberly-Clark and Pfizer, to set the new industry standard for the digital ad-buying ecosystem.  We’re continuing to invest, recently announcing the acquisition of Oniqua Holdings, which adds technology and professional expertise in asset optimization.  This strengthens our integrated IoT platform across Cognitive Solutions and GBS.

Application Management Services revenue was down three percent, reflecting continued declines in traditional Enterprise Application managed services.  We’re growing in strategic offerings like Cloud Migration Factory and Cloud Application Development.  The increased demand in these areas has led to two consecutive quarters of double-digit signings growth in Application Management.

Turning to gross profit, GBS’ gross margin grew 130 basis points year to year.  We have done a lot of work to transform our portfolio and reposition our offerings to capture improved price for value, and we are also starting to see early contributions from our productivity actions around labor models and structure.

In summary, GBS delivered a solid quarter and we are starting to see the realization of our initiatives in our results.

Technology Services and Cloud Platforms

In Technology Services and Cloud Platforms, revenue returned to growth. Similar to GBS, this performance was driven primarily by our improved opening backlog run-out dynamics. The strategic imperatives revenue in the segment grew 24 percent.  This was led by cloud, which grew 27 percent and our as-a-Service revenue grew 30 percent, which is up about six points sequentially and is now at an annualized run rate of $7.6 billion.

Infrastructure Services revenue growth improved to one percent this quarter, as we continue to help clients on their journey to cloud.  The IBM Cloud enables clients to migrate, modernize and build new cloud apps, is AI ready, and secure to the core.  This quarter we completed the migration of Westpac’s core banking applications to the IBM Cloud; it’s just one example of how we’re becoming the go-to destination for mission-critical workloads on the cloud.

We’re continuing to build capabilities, recently announcing an expansion to 18 availability zones for the IBM Cloud across the world.  The expanded global footprint is important as clients look to maintain control of their data as they implement hybrid, especially given the increased data regulations.

In Technical Support Services, revenue was down four percent.  As is always the case with a Z launch, we’re seeing a short-term impact in our maintenance stream, as IBM Z sales move clients from maintenance to warranty for the first year.  The impact to maintenance is becoming more pronounced now, with the higher adoption rates by existing clients in the strong current Z cycle.  This impact was moderated by continued growth in our multi-vendor support offerings.

Integration Software grew one percent.  We had good performance in offerings that modernize applications and enable cloud adoption. This includes offerings like IBM Cloud Private, which helps clients to develop cloud native applications behind their firewall.  We’ve added 100 new clients in the second quarter, and now have over 300 clients since the product was announced at the end of last year.

Turning to gross profit, margin for the segment was down a point from last year.  The majority of this decline was driven by the revenue mix away from higher margin TSS in the quarter, with the remainder driven by the continued scale out of our Cloud.  We did have some productivity benefits, but as I said earlier, the actions we took in the first quarter will yield predominantly in the back half of the year.

Systems Segment

In Systems, we grew revenue again, as we continue to deliver innovative technologies that address today’s most contemporary workloads.  All three brands, IBM Z, Power and Storage grew, and we gained share overall.

In the second quarter, IBM Z grew revenues by 112 percent year to year on nearly 200 percent MIPs growth, again driven by new workload MIPs.  The z14 adoption remained broad-based, and after four quarters, continues to track ahead of the prior program.  The value prop benefits existing IBM Z clients who are growing and expanding workloads on z14 this quarter, whether it’s eCommerce sales, mobile banking volumes, machine learning, or emerging blockchain services.  And we’re adding new clients from all corners of the globe, from a managed care provider in the U.S., to a university in Canada, to an electronics distributor in Italy, to a bank in Africa.  We also had good acceptance of our new single-frame z14 designed specifically for cloud environments, which launched earlier in the quarter.

Power revenue was up four percent driven by adoption of our new POWER9 entry level portfolio, and continued growth in Linux.  These cloud-ready systems provide leadership capabilities in advanced analytics, cloud environments and data intensive workloads in AI, HANA, and UNIX markets.  We continued to roll-out our supercomputers at the U.S. Department of Energy labs.  As a part of our deployment, the U.S. government recently unveiled POWER9-based Summit, the world’s most powerful supercomputer, which is ranked number one in the TOP500 list of commercially available computers.  This is the first time in over five years that a U.S. company topped the list.

Storage hardware returned to growth this quarter, after facing some sales execution challenges in a competitive market last quarter.  This growth was broad-based geographically, and led by strong growth in All Flash Arrays.  Flash grew double digits across the portfolio, and took share.  We are coming out with new offerings, including a new mid-range FlashSystem announced last week, with industry-leading performance technology.

Turning to profit, Systems pre-tax income was up about $275 million year to year, and pre-tax margin was up over 10 points, so solid performance.

Cash Flow and Balance Sheet Highlights

Moving on to cash flow and the balance sheet, in the second quarter we generated $2.9 billion of cash from operations excluding our financing receivables, and $1.9 billion of free cash flow.  And, so, in the first half, we generated $3.2 billion of free cash flow, which is down $400 million from last year.  This reflects solid working capital performance, offset by a $300 million increase in capex as we build out global cloud data centers, and $700 million more of cash tax payments.  We’ve now got the entire cash tax headwind that we expect for the year behind us.

Looking at uses of cash for the half, we’ve returned $4.6 billion to our shareholders.  In April, we again raised our dividend, and with that we’ve now tripled our dividend per share over the last decade.  In the first half, we bought back nearly 12 million shares, ending June with 913 million shares outstanding and two billion dollars remaining in our buyback authorization.

Looking at the balance sheet highlights, our cash and total debt levels are pretty consistent with last June.  About two-thirds of our debt supports our financing business, which is leveraged at 9 to 1, and the majority of our financing receivables, 54 percent, are at investment grade, which is two points better than this time last year.

So, our balance sheet remains strong, with plenty of flexibility to support our investments and shareholder returns over the longer term.

Summary

In summary, our performance this quarter underscores the extent to which we have repositioned our business over the last several years.  As I said, nearly half of our revenue is aligned to the strategic imperatives, which represent the emerging, high-value, high-growth segments in our industry.  This also reflects a major portfolio shift for IBM, driven, as we discussed at our investor webcast in March, by major shifts in our capital allocation and investment strategy.

Those shifts reflect our vision of what clients would value in a rapidly re-ordering IT industry, driven by cloud, data and AI.  And that is innovative technology in key emerging areas, the expertise to apply that technology in industry-specific processes and workflows, and a commitment that their enterprise data would be handled responsibly.  This is IBM’s differentiation, and we’re seeing it come through in our revenue and profit performance.

This quarter, we delivered two percent constant currency revenue growth, 11 percent operating pre-tax income growth, and five percent earnings per share growth, capping off a first half where we also grew revenue, operating profit, and earnings per share.

As always, we have some tailwinds and headwinds as we move into the second half, but with this performance, and our continued focus on driving consistent operational execution, we continue to expect to deliver at least $13.80 of operating earnings per share, and free cash flow in the range of $12 billion.

And with that, let me turn it back to Patricia for Q&A.

Closing

Thank you, Jim.  Before we begin the Q&A I’d like to mention a couple of items.

First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter.  And second, as always, I’d ask you to refrain from multi-part questions.

So, operator, let’s please open it up for questions.